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                                  Exhibit 23.1

                         Independent Auditors' Consent


The Board of Directors
Universal Display Corporation:

   We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-112077, 333-101733, 333-88950, 333-74854, 333-72846,
333-50990, 333-48810, 333-40760 and 333-27901), Form S-8 (Nos. 333-112067 and
333-92649), and Form SB-2 (No. 333-81983) of Universal Display Corporation and subsidiary (a development stage company) of our report dated February 24, 2004, with respect to the consolidated balance sheets of Universal Display Corporation and subsidiary (a development stage company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years ended December 31, 2003 and 2002, and for the period from June 17, 1994 (inception) through December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Universal Display Corporation and subsidiary (a development stage company).

   Our report dated February 24, 2004 states that our opinion on the statements of operations, shareholders' equity (deficit) and cash flows, insofar as it relates to the amounts included for the period from June 17, 1994 (inception) through December 31, 2001 is based solely on the report of other auditors, who have ceased operations.


/s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2004